Exhibit 99.1

Solid Power, Inc.

First Quarter 2024 Earnings Conference Call

May 7, 2024 – 2:30pm MT

Corporate Participants

Jennifer Almquist, Investor Relations for Solid Power Inc.

John Van Scoter, President and Chief Executive Officer

Kevin Paprzycki, Chief Financial Officer and Treasurer

Conference Call Participants

Michael Shlisky, D.A. Davidson

Brian Dobson, Chardan Capital Markets

Jeffrey Campbell, Seaport Research Partners

Vincent Anderson, Stifel, Nicolaus & Company

Operator

Greetings and welcome to the Solid Power, Inc. First Quarter 2024 Financial Results and Business Update Call. Please note that this conference is being recorded. I will now turn the conference over to your host, Jennifer Almquist, Investor Relations for Solid Power. Thank you. You may begin.

Jennifer Almquist

Thank you, Operator. Welcome everyone and thank you for joining us today. I’m joined on today’s call by Solid Power’s President and Chief Executive Officer, John Van Scoter, and Chief Financial Officer, Kevin Paprzycki.

A copy of today’s earnings release is available on the Investor Relations section of Solid Power’s website, www.solidpowerbattery.com.

I’d like to remind you that parts of our discussion today will include forward-looking statements as defined by US securities laws. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements to reflect future events or circumstances. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed in today’s forward-looking statements, please see Solid Power’s most recent filings with the Securities and Exchange Commission, which can be found on the company’s website at www.solidpowerbattery.com.

Solid Power, Inc.
1	May 7, 2024, 2:30pm MT

With that, let me turn it over to John Van Scoter.

John Van Scoter, President and Chief Executive Officer, Solid Power, Inc.

Thank you, Jen. Good afternoon, everyone, and thank you for joining today’s call.

I’ll begin today with a brief update on our progress. After that, I’ll hand the call off to Kevin for the financial review. Then we’ll open up the call for Q&A.

When we last spoke, we outlined our 2024 goals. They are to: expand our electrolyte capabilities and available market, advance to A-2 Sample cell designs, execute for our partners, and strengthen our presence in Korea.

2024 is off to a good start with continued strong execution on all 4 of these priorities during the first quarter: With respect to electrolyte, we expanded our sampling program with ongoing shipments to new potential customers. We made progress on our A-2 cell design and are executing on a path that we believe will enable us to deliver higher performing cells by target dates. We continued to execute for our partners, most notably through strong early execution on our SK On R&D technology transfer and line installation agreements, and we further established our team and offices in Korea, providing the basis for ongoing engagement in the region.

Looking a little more closely at each of these goals, starting with electrolyte:

We continue to see growing interest in our electrolyte powder. During the quarter, we made shipments to our existing partners. We also made repeat shipments to a potential customer after receiving positive feedback, and shipped our electrolyte to a new potential OEM customer we are excited to work with. Our electrolyte has now been shipped to 10 potential customers outside of our existing joint development relationships.

We’ve also continued to invest in our new electrolyte R&D lab, which we are targeting to complete sometime mid-year. The goal of this lab will be to optimize continuous electrolyte production, reduce the cost of our powder, and develop future generations of even higher performing electrolyte.

We continue to believe our proprietary electrolyte represents a great long-term opportunity for our industry and for our shareholders, and we remain committed to continuing to expand our capabilities and available market in this area.

Turning to cell development. Our team continues to refine our A-2 cell design, with a goal of delivering A-2 cells to our partners by the end of this year. Our A-2 cells are designed to improve our cell performance, including energy and power. We believe these improvements also represent an incremental step towards commercial solid-state technology.

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2	May 7, 2024, 2:30pm MT

With respect to cell performance, our team has also been working hard to better address the handful of A-1 cells that went into thermal runaway earlier this year. The team is improving our internal testing capabilities, performing detailed analysis of our cell reactions, and thoroughly evaluating the materials and processes used in production. We have been able to identify minor changes in our cell’s chemistry and design, as well as improvements in our manufacturing process that we have factored into our plans for the A-2 builds.

Battery technology development is challenging and our team is energized by the opportunity to overcome hurdles and demonstrate the potential of solid state batteries. I’m proud of our team’s work and want to express my appreciation for their commitment to driving realistic, thoughtful solutions.

Turning to our partners. Since signing the expanded agreement with SK On in January, we have begun collaboration in earnest. In April, we hosted SK On for 3 weeks here in Colorado to kick off the tech transfer process under our R&D license. During those 3 weeks, we conducted workshops, training and other hands-on learning with respect to our cell production processes. This was valuable time spent, and beneficial for both sides, as we set a solid foundation for future collaboration.

We also sent a team to Korea to begin work on the SK On line installation. I’m pleased to say that we are nearing design freeze on SK On’s new EV Cell line. All the line’s major equipment is now on order, keeping us well on track to complete the line in the first half of 2025. Both the tech transfer and line installation efforts will ultimately increase collaboration and leverage the development efforts on our solid-state technology across the US, Europe and Asia in the years to come.

We also continue our close collaboration with both BMW and Ford under our joint development agreements. We continue to value these relationships and look forward to continuing to work closely with our OEM partners throughout the year.

And lastly, Korea. We’ve made good progress in solidifying our Korean presence. We now have an entire team on the ground in Korea with a combination of expat Solid Power employees and local expertise, who onboarded in our SP2 facility a couple of weeks ago. This team is located in Seoul, where we are establishing a home base for driving further engagement across the peninsula with potential customers, vendors, government agencies and others in the forefront of battery technology development.

Before I wrap up, I also want to say we’re making good progress on our planned investor event for later this year. We look forward to sharing more details with you in the coming months.

With that, I’ll turn the call over to Kevin.

Kevin Paprzycki, CFO Solid Power Inc.

Thanks John. Good afternoon, everyone. I’ll start off today with an overview of our financial results for Q1. Then I’ll discuss our ’24 outlook.

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3	May 7, 2024, 2:30pm MT

Our first quarter financial results reflect continued technology development and initial execution on our new SK agreements. First quarter revenue was just under $6 million. This primarily reflects solid performance on our BMW agreement. Operating expenses for Q1 were $31.7 million, reflecting our planned investments in cell and electrolyte development, the scaling of our operations, and execution under our development agreements. First quarter operating loss was $25.8 million, and net loss was $21.2 million, or $0.12 per share.

Turning to our balance sheet, we ended the quarter with total liquidity of $379 million in cash, marketable securities, and long-term investments. We invested $29.1 million in operations during the quarter, and $4.1 million in capex, mostly going towards our new electrolyte R&D lab. Our overall capex investments were lower than last year, when we were investing heavily in our SP2 electrolyte plant.

We did have an increase in working capital invested this quarter. We had a couple of large partner receivables at the end of Q1, that will be collected in Q2 in line with contract milestones. We also placed downpayments during the quarter on equipment for the S-K line install. We expect our working capital to normalize over the remainder of the year, lowering our cash burn over coming quarters.

Lastly, during the quarter, we repurchased 5 million shares of our common stock for a total of just over $8 million. You will see $4.9 million on our statement of cash flows, with the remaining amount sitting on the balance sheet, as the cash settled in early April.

Overall, our liquidity position remains strong, especially in light of our capital light business model, with its lower capex requirements.

Turning to our outlook for the year. We are reiterating our guidance for ‘24, with revenue still expected to be in $20 to $25 million range. This includes the remaining revenue from our BMW agreement and expected revenue from our new SK agreements. We did have a small amount of SK revenue in Q1, and expect more over the rest of the year as we execute on tech transfer and line installation.

With respect to the overall cash flow guidance, we are reiterating our expectation that total cash investment for ‘24 will be in the range of $100 to $120 million dollars, with operating cash investment expected to be $60 to $70 million, and capex investments expected to be $40 to $50 million.

In addition to the $100 to $120 million, we will have $8 million of share repurchase investments show up in our financing cash flows from the repurchases we’ve done so far this year. We’ll continue to evaluate the timing and amounts of future repurchases under our plan.

With that, I’ll now turn the call back to John.

John Van Scoter, President and Chief Executive Officer, Solid Power, Inc.

Thanks, Kevin.

In closing, 2024 is off to a solid start. The team here at Solid Power continues to execute well on our 2024 goals, whether the targets are technical, strategic or financial in nature. I’m confident that this continued strong execution will drive shareholder value for the long-term.

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4	May 7, 2024, 2:30pm MT

With that, I’ll turn it over to Q&A.

Operator

We will now begin the question and answer session. To ask a question, you may press star then 1 on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then 2. At this time, we will pause momentarily to assemble our roster. The first question comes from Mike Shlisky with D.A. Davidson. Please go ahead.

Michael Shlisky

Yes. Hello, good afternoon. Thank you for taking my question. You had mentioned you have shipped electrolyte to 10 potential partners beyond the three that you've already mentioned you're working with. Those 10 partners, could you maybe bracket for us, are they auto OEMs or battery folks? Maybe some sense as to the size maybe combined of what market share those autos or batteries may have or just some sense as to how big if they all signed up to work with Solid Power, the long-term opportunity may be there.

John Van Scoter

Good afternoon, Mike, thanks for joining. Yes, it's a combination of battery OEMs and EV OEMs. I would say it's skewed more towards battery OEMs in this period of time. But again, it's both. I honestly don't have a good assessment of what the total available market that they address would be but it is a combination of very large known players in the market as well as some of the medium-sized players in the market.

Michael Shlisky

Got it. Thanks. I also appreciated your details on the team's efforts to fix those issues with thermal runaway. Can you share with us, is the resulting cell going to look, cost or perform differently than what was originally put in or are the changes very small, to your knowledge, at this point?

John Van Scoter

Yes. Great question again. Mike, I want to emphasize clearly that just a handful of cells that we had out of thousands that we've built, so just to keep the situation in scope. But they're small tweaks that we're making. But I would like to once again reiterate that the battery system is really a complex interplay between the chemistries, the mechanics and the overall system environment that it operates in. Those all have to be tweaked as you make a change in one area that it may affect the design. It may affect the manufacturing flow. And so just bear that in mind when we talk about changes, it's small tweaks to all those because of the interplay between them for the battery system.

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5	May 7, 2024, 2:30pm MT

Michael Shlisky

Got it. Thanks. Perhaps one last one for me and this is for Kevin. Is it too early to ask about 2025 at this point? Do you think that your cash burn or expense run rate as it tapers down a little bit around the year, could it maybe run similar to what you're seeing this year? Or is there a major step up or down for 2025?

Kevin Paprzycki

Thanks, Mike. We're going to give longer-term guidance later this year at our investor event. I don't think our messaging has changed much from what we said originally which is once we got through our SP1 line install and SP2 electrolyte facility that our CapEx needs would tweak down and overall spend would go down. We're not expecting any changes, but we'll give more detailed guidance here later this year.

Michael Shlisky

Okay. Appreciate those answers. Thank you so much.

Operator

The next question comes from Brian Dobson with Chardan Capital Markets. Please go ahead.

Brian Dobson

Yes. Thanks very much for taking my question. Just one follow-up on those, call it, 10 clients and the two new clients that you mentioned. You mentioned supplying powdered electrolyte, both on an ongoing basis to one potential client and one new potential client. What feedback have you received from those companies? Can you give us an idea as to what industry they're in, either automotive or battery?

John Van Scoter

There's one customer that's in the battery space providing to the EV market, a major player in Asia. Then a second EV OEM also in Asia. Those are the descriptions of the two that we referred to in the call. The feedback has been very encouraging, Brian. And the reason I say that is that we've been through multiple iterations of sampling with both of them. Then looking at the initial material saying, I like this characteristic about the electrolyte, but could you change this characteristic? And g ahead and we do our modification or screening or what have you to get to that desired specification. We resample it, they re-evaluate it, taking through their cell lines and then it's a rinse and repeat from there. We've had as many as five cycles with one of those two OEMs at this point.

It clearly shows engagement. It shows that there's interest, strong interest, I would say, as a result of the engagement. We're not through that process for either of them. I would expect that would continue through the balance of this year. As I said, the battery system is a very complex interplay. They both have their own cell designs. And so we're really tuning the electrolyte to make it perform the best in their cell design. I believe that will continue through the balance of this year.

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6	May 7, 2024, 2:30pm MT

Brian Dobson

Yes, excellent. Is there any update on work that you have been doing with BMW toward the development of one of their prototype cars?

John Van Scoter

Yes. Our collaboration with BMW continues to be very strong. If anything, it's gotten stronger in 2024. You may recall, we actually have expat engineers from BMW here on site in Colorado for extended periods of time. And they're working shoulder to shoulder with our engineers to come up to speed on our cell design so that they can duplicate that and then build on it in Parsdorf, Germany. I understand that equipment for that facility is coming in this year and they have an objective to get that facility up and running in 2025. We're still in discussions with them about the demo car. We really don't have any further updates for you at this point, but we will share that with you as soon as we do have clarity about their plans.

As you, I'm sure, know, they are going through a major platform change with the Neue Klasse coming out next year and so they're doing a lot of internal planning. So there really is no further update at this point other than that close collaboration and our support of their line in Parsdorf, Germany as we go through this year.

Brian Dobson

Excellent. During the quarter, you retired nearly $5 million worth of stock. We're in agreement that shares are undervalued at this level. But as you're thinking about utilizing additional share repurchases, are you thinking about being programmatic? Or are you thinking about being opportunistic in nature? How are you and the Board going about that?

Kevin Paprzycki

Hey Brian. We're thankful that we have such a strong balance sheet at this point and we'll remain flexible here and consider all opportunities to buy our stock back going forward. At this point, we don't want to give too much detail because that could impact our ability to buy back but we'll consider the opportunities here as they come up going forward.

Brian Dobson

Okay. Just one final one, if I could sneak it in. It's very exciting that you're building out Korea. Have you received any early feedback from team members on the ground there regarding the reception of Solid Power by the local companies?

John Van Scoter

Yes. The reception has been just what we hoped it would be. I think once you plant your flag and start to invest in a country like that, it's really our first global expansion, people take notice. And so yes, we are getting deferential treatment from the various partners and providers, suppliers over there and also very close collaboration with the national labs. They have clearly acknowledged that being there makes a difference. We have hired now three nationals already throughout program management, technical lead, as well as HR over there to build out that core team. The reception is exactly what we had hoped, maybe a little bit better than that I had expected on the government side but it's really coming in nicely.

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7	May 7, 2024, 2:30pm MT

Brian Dobson

Thanks very much.

Operator

Our next question comes from Jeffrey Campbell with Seaport Research Partners. Please, go ahead.

Jeffrey Campbell

Good afternoon and congratulations on all the success that you've laid out. I really only have one question at this point. That is all these various samplings of the electrolyte, where the electrolyte is going, is this electrolyte being tested for any other battery architecture besides the silicon EV cell? Or conversely, if not, can we see this as some validation of the silicon EV cell architecture?

John Van Scoter

Yes. Good question, Jeffrey. We believe that it's being used in a variety of different anode-cathode combinations at this point. For obvious reasons, these OEMs generally keep those designs pretty close to their chest. So we don't have a lot of visibility but we get some clues, if you will, based on what they're asking for in terms of the changes to electrolyte. I think it's fair to say that there's a number of different combinations of anode and cathode that are being utilized with our electrolyte at this point.

Again, it underscores the—we're really indifferent to the anode technology and the cathode technology. It speaks to the versatility I think of our electrolyte and of our business model. We do, again, work closely with the customers but don't have ultimate visibility right now on those designs.

Jeffrey Campbell

Yes, well, that flexibility is kind of where I was going, so thanks for that answer. I appreciate it.

Operator

Again, if you have a question, please press star, then one. Our next question comes from Vincent Anderson with Stifel. Please go ahead.

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8	May 7, 2024, 2:30pm MT

Vincent Anderson

Yes. Thanks. Just two quick ones on the SK partnership. Could you remind me, are you able to immediately start iterating off of your most recent A-2 battery with SK? Or does the nature of the JDA mean that you have to start a few steps back and develop forward from there?

John Van Scoter

We will start with the A-1 design as a baseline because it's the most learned and then build from there. But our intention would be to have ongoing collaboration for the various designs as we go forward. They've expressed the desire to do that same thing, but it will start off of our base which we built largely last year.

Vincent Anderson

Okay. All right. That makes sense. Are they going to be explicitly sourcing raw materials for you or having a direct say in raw material sourcing?

John Van Scoter

You mean for our precursors or do you mean for the other components in the battery?

Vincent Anderson

Yes, sorry. Apologies, yes, for your precursors.

John Van Scoter

No. We solely control our precursor vendors and selection.

Vincent Anderson

All right. Just shifting gears. I'm curious, are you planning on requiring or dedicating additional prototyping equipment or electrolyte manufacturing equipment to support the new electrolyte chemistry? I'm only asking because I assume you've already started working on some of this R&D around the new chemistry and you feel the need to afford it its own lab space. I'm just wondering if that's going to eventually come with maybe entirely segregated lines and things like that.

John Van Scoter

We have the DVPR line that will be coming on midyear here. Well, lab, excuse me, not line. That will advance the state of the art there, advance our production capability in terms of continuous flow versus batch as well as driving on our cost vectors. But once that's done, it's designed so that whatever results can be seamlessly integrated into our SP2 existing powder line. And one of the I think real highlights of this year has been the flexibility that that line has demonstrated already. I mean, it was designed for flexibility, but as we've gone through these customer sampling exercises I described previously, our ability to actually tune it very quickly to the customer requirements is really proven to be beyond even my expectations. So we don't envision a different line other than the DVPR lab but then we’ll—that material and designs will migrate into the standard SP2 facility.

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9	May 7, 2024, 2:30pm MT

Vincent Anderson

Perfect. All right, that’s all from me. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to John Van Scoter for any closing remarks.

John Van Scoter

Thank you for joining the call today everyone and for your interest in Solid Power. We look forward to updating you again next quarter.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Solid Power, Inc.
10	May 7, 2024, 2:30pm MT